                                                                  Exhibit (b)(1)



                                  June 10, 2002


IntelliMark Holdings, Inc.
Suite 250
2300 Cottondale Lane
Little Rock, AK 72202-2054.

Attention:  Mr. Ron McDaniel

      Re:   Senior Secured Credit Facility

Ladies and Gentlemen:

      You have advised Fleet Capital Corporation ("FCC") that IntelliMark Holdings, Inc. ("IntelliMark") intends to commence a tender offer for the capital stock of a public company engaged in the same line of business as IntelliMark which, for confidentiality reasons, we will refer to as "Citrus". In connection with the proposed tender offer, you have requested that FCC establish, arrange and syndicate a group of lenders to participate in a $40,000,000 amended and restated senior secured revolving credit facility (the "Credit Facility") in favor of IntelliMark, all of IntelliMark's direct and indirect domestic subsidiaries (the "IntelliMark Companies"), Citrus and all of Citrus' direct and indirect domestic subsidiaries (the "Citrus Companies"), as joint and several co-borrowers (the "Borrowers"). The proceeds of the Credit Facility will be used to refinance certain existing indebtedness of the IntelliMark Companies, to partially finance the tender offer and the subsequent merger of Citrus with a wholly-owned subsidiary of IntelliMark, to support letters of credit and finance capital expenditures, and for working capital and general business purposes of the Borrowers.

      1. Commitment. In connection with the foregoing, FCC is pleased to advise you of its commitment to provide the full $40,000,000 principal amount of the Credit Facility upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Proposed Terms and Conditions attached hereto as Exhibit A (the "Term Sheet") and upon such other terms as may be negotiated among the parties and incorporated into the definitive documentation. All terms not defined herein shall have the meanings set forth in the Term Sheet. The Term Sheet does not purport to include all of the conditions, covenants, representations, warranties, defaults, definitions and other terms which would be contained in the definitive documents for the Credit Facility all of which must be satisfactory in form and substance to FCC and its counsel and to you and your counsel prior to proceeding with the proposed financing.

      2. Syndication. FCC will act as the sole agent and arranger for the Credit Facility and, in such capacity, FCC will perform the duties and exercise the authority customarily associated with such roles. After consultation with the Borrowers, FCC intends to select and obtain the commitment of one or two other financial institutions with respect to up to $20,000,000 of the Credit Facility (such additional financial institutions are referred to herein collectively with FCC as the "Lenders"). The Borrowers agree that, except as otherwise determined by FCC in its sole discretion, no Lender will receive compensation outside the terms contained herein and in the Term Sheet in order to obtain its commitment to participate in the Credit Facility. The Borrowers further agree to keep confidential all information
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IntelliMark Holdings, Inc.
June 10, 2002
Page 2



regarding the fees to be paid by the Borrowers to FCC in connection with the Credit Facility and that FCC, in its sole discretion, shall have the right to allocate among the Lenders such portions of any fees required to be paid by the Borrowers in connection with the Credit Facility and to assign such agent titles (including co-agents) to such of the Lenders as FCC deems appropriate.

      FCC will manage all aspects of the syndication, including the selection of Lenders, the determination of when to approach potential Lenders, titles for the Lenders and final allocations of the commitments among the Lenders. The Borrowers agree to assist FCC in achieving a timely and successful syndication. Such assistance shall include, among other things, (a) direct contact during syndication between the senior officers, representatives and advisors of the Borrowers, on the one hand, and prospective Lenders, on the other hand, at such times and places as FCC may reasonably request, (b) providing to FCC all financial and other information reasonably requested by FCC with respect to the Borrowers and the other transactions contemplated by this Commitment Letter, including financial projections (the "Projections") relating to the foregoing, and (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication.

      3. Conditions. The commitment of FCC hereunder is conditioned upon (a) all written information concerning the IntelliMark Companies, the Citrus Companies, their businesses and operations and the other transactions contemplated by this Commitment Letter that has been made available to FCC by the Borrowers or any of their respective representatives in connection with the transactions contemplated by this Commitment Letter, when taken as a whole, shall be correct in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the historical financial statements and projections that have been made available to FCC by the Borrowers or any of their respective representatives in connection with the transactions contemplated by this Commitment Letter have been prepared in good faith based upon reasonable assumptions. The Borrowers agree to supplement the information and projections referred to in clauses (a) and (b) above prior to the closing and for a reasonable period thereafter if necessary in connection with the syndication of the Credit Facility so that the statements in the preceding clauses remain true and correct in all material respects at closing.

      The commitment of FCC is also conditioned upon the terms and conditions set forth in the Term Sheet as well as (x) the terms of all agreements, instruments and other documentation relating to the transactions contemplated by the Commitment Letter being satisfactory to FCC and its counsel, and (y) the absence of (i) any material adverse change, in or any event which has had, or is reasonably likely to have an adverse effect upon, the business, financial condition, assets or prospects of the IntelliMark Companies or the Citrus Companies since April 30, 2002, (ii) any material misstatements in or omissions from the materials that have previously been furnished by the Borrowers to FCC and (iii) the absence of any material adverse change or disruption in domestic or international banking or capital markets generally from those in effect on the date hereof or in governmental regulation or policy (including the imposition of any banking moratorium by applicable federal or state banking authorities) affecting FCC, the other Lenders, the Borrowers or the proposed Credit Facility which, in each case described in this clause (iii), makes it impracticable, in the reasonable judgment of FCC, to proceed with the syndication of the Credit Facility and other transactions contemplated hereby.

      In addition, the commitment hereunder is subject to the negotiation, execution and delivery of definitive documentation with respect to the Credit Facility, with such changes which are appropriate in
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IntelliMark Holdings, Inc.
June 10, 2002
Page 3


the judgment of FCC to reflect the Transactions, and the terms and conditions set forth herein and in the Term Sheet.

      4. Fees, Indemnification and Reimbursement. As consideration for FCC's commitment hereunder and FCC's agreements herein with respect to the arrangement, management, structuring and syndication of the Credit Facility, the Borrowers agree to pay to FCC (a) an irrevocable commitment fee of $150,000, which fee shall be due and payable in full and shall be deemed fully earned upon acceptance by the Borrowers of this Commitment Letter, (b) a structuring fee of $50,000, which fee shall be due and payable in full and shall be deemed fully earned upon closing of the Credit Facility, (c) a deposit of $50,000 to be applied by FCC against a portion of the fees and expenses (including reasonable fees and expenses of legal counsel, appraisers, examiners and other professionals retained by FCC) incurred by FCC in connection with the preparation and delivery of this Commitment Letter and the Term Sheet, and the arrangement and documentation of the Credit Facility, and (d) all other fees and expenses set forth in the Term Sheet.

      Whether or not the transactions contemplated hereby are consummated and whether or not this Commitment Letter terminates or expires, the Borrowers agree to indemnify and hold harmless FCC, the other Lenders and their respective directors, officers, employees, affiliates, agents and each other entity, if any, who controls FCC or such other Lenders (FCC and each such other person being hereinafter referred to as an "Indemnified Party"), from and against all losses, claims, damages, liabilities and expenses, joint or several (collectively, "Losses"), to which any such person or entity may become subject under any applicable law, or otherwise related to or arising out of this Commitment Letter, the Term Sheet, the Credit Facility, the transactions contemplated by the Commitment Letter, the use of proceeds of the extensions of credit or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Party is a party thereto and whether or not such claim, action or proceeding is initiated or brought by or on behalf of any Credit Party, or any of their Affiliates, except to the extent such Losses are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the willful misconduct or gross negligence of any Indemnified Party.

      The Borrowers agree that no Indemnified Party shall have any liability (whether direct or indirect in contract or tort or otherwise) to the Borrowers or their respective security holders or creditors related to or arising out of or in connection with the Commitment Letter, the Credit Facility, the loans under the Credit Facility, the use of proceeds of any such loan, or the engagement of FCC pursuant to this Commitment Letter, or the performance by any Indemnified Party of the services contemplated hereby, except to the extent any such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the Indemnified Parties' bad faith or gross negligence.

      The Borrowers agree that, without FCC's prior written consent, neither the Borrowers nor any of their respective affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification is or could be sought under the indemnification provisions hereof (whether or not FCC or other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes an unconditional written release, in form and substance reasonably satisfactory to the Indemnified Parties, of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party. In the event that an Indemnified Party is requested or

IntelliMark Holdings, Inc.
June 10, 2002
Page 4


required to appear as a witness in any action brought by or on behalf of any Borrower or any of their subsidiaries or affiliates in which such Indemnified Party is not named as a defendant, the Borrowers agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such witness, including, without limitation the reasonable fees and expenses of its legal counsel.

      In addition, whether or not the Credit Facility closes and whether or not this Commitment Letter expires or is terminated, the Borrowers agree to reimburse FCC for all reasonable out-of-pocket expenses (including, but not limited to, syndication expenses, travel expenses, consultant's fees and reasonable fees, disbursements and charges of separate counsel for FCC), in each case incurred in connection with the Credit Facility and the preparation of this Commitment Letter, the Term Sheet and the definitive documentation for the Credit Facility. The Borrowers expressly acknowledge and agree that their obligation to reimburse FCC for all such fees and expenses shall not be limited to the amounts of any deposits delivered to FCC by the Borrowers prior to or after the date of acceptance by the Borrowers of this Commitment Letter.

      5. Confidentiality. The terms set forth in this Commitment Letter and the Term Sheet, and any information given by the Borrowers or their respective representatives and agents to the representatives of FCC which is not available on a non-confidential basis from any source in the public domain (the "Subject Information"), are confidential. Without the prior consent of each party hereto, neither this Commitment Letter, nor the Term Sheet or any of the terms and information set forth herein or therein, nor any of the Subject Information shall be disclosed to any person, except for disclosure: (a) by the Borrower on a confidential basis (i) to the Borrowers' accountants, attorneys and other advisors, (ii) to Charlesbank Capital Partners, LLC and its attorneys and other advisors, (iii) to Citrus' executive management, board of directors, attorneys and advisors, in each case solely for purposes related to the transactions contemplated hereby and (iv) solely in the case of the Subject Information, in the Borrowers' discretion; (b) by FCC on a confidential basis (i) to FCC's attorneys and other advisors, and (ii) to proposed members of the lending syndicate and their attorneys and other advisors, in each case solely for purposes related to the transactions contemplated hereby; and (c) where disclosure is required by, or advisable in light of, law or by any subpoena or similar legal process. No person that receives a copy of this Commitment Letter or the Term Sheet from the Borrower pursuant to clause (a) above or from FCC pursuant to clause (b) above shall disclose this Commitment Letter, the Term Sheet or any of the terms or information set forth herein or therein to any other person.

      6. Termination. This Commitment Letter and the Term Sheet set forth the proposal of FCC with respect to the Credit Facility and shall be considered withdrawn if FCC has not received the enclosed copy of this Commitment Letter signed by you by 4:00 p.m. on Wednesday, June 12, 2002. If for any reason the Borrowers and FCC have not been able to agree on definitive terms and conditions and enter into a definitive agreement with respect to the Credit Facility prior to August 31, 2002, this proposal shall be considered terminated; provided, however, that the provisions contained herein with respect to indemnification, reimbursement and confidentiality shall remain in full force and effect notwithstanding the termination of this Commitment Letter or our commitment hereunder.

      7. General. This Commitment Letter may not be amended, and no provision hereof shall be waived or modified, except by an instrument in writing signed by FCC and IntelliMark. This Commitment Letter and the commitment of FCC hereunder shall not be assignable by the Borrowers. This Commitment Letter is solely for the benefit of the parties hereto and, except with respect to the indemnification obligations contained in paragraph 4 hereto, shall not confer any benefits upon, or create
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IntelliMark Holdings, Inc.
June 10, 2002
Page 5


any rights in favor of, any person other than the parties hereto. The headings in this Commitment Letter are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Commitment Letter may be executed in any number of counterparts, which together shall constitute one agreement, and delivery of an executed signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart.

      8. Governing Law; Waiver of Jury Trial. This Commitment Letter shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of The Commonwealth of Massachusetts. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) relating to or arising out of any of the transactions referred to herein or contemplated hereby, or the performance by us or any of our affiliates of the services contemplated hereby.

      If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to FCC. We are pleased to have the opportunity to assist you in connection with this proposed financing transaction.


                                    Very truly yours,

                                    FLEET CAPITAL CORPORATION


                                    By:/s/ Christopher M. O'Halloran
                                       ------------------------------
                                       Name: Christopher M. O'Halloran
                                       Title: Assistant Vice President


The foregoing is agreed to as of the date first above written:

IntelliMark Holdings, Inc.,
  individually and on behalf
  of each of its Subsidiaries


By:/s/ Ronald McDaniel
   -----------------------------------
Name: Ronald McDaniel
Title: Chief Financial Officer

CONFIDENTIAL                                          INTELLIMARK HOLDINGS, INC.
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                                    EXHIBIT A

                    SUMMARY OF PROPOSED TERMS AND CONDITIONS
                       $40,000,000 SENIOR CREDIT FACILITY


BORROWERS:           IntelliMark Holdings, Inc. ("IntelliMark"), together with
                     all existing direct and indirect domestic Subsidiaries of IntelliMark (collectively, the "IntelliMark Companies"), all of the domestic "Citrus Companies" (as defined below under the subheading PURPOSE), and all future direct and indirect domestic Subsidiaries of IntelliMark and Citrus, as joint and several co-borrowers (collectively, the "Borrowers").

ADMINISTRATIVE
AGENT AND ARRANGER:  Fleet Capital Corporation ("FCC")

LENDERS: A syndicate of banks, financial institutions and other lenders (including FCC and its affiliate Fleet National Bank ("Fleet")) to be arranged by the Agent.

CREDIT FACILITY:     A Senior Secured Revolving Credit Facility in the maximum
                     principal amount of $40,000,000 (the "Revolving Facility").
                     The aggregate amount of all revolving loans (including
                     Letters of Credit) shall not exceed the lesser of (a)
                     $40,000,000 (the "Revolving Credit Maximum Amount") or (b) the Revolving Credit Borrowing Base. A portion of the
                     Revolving Facility not to exceed $5,000,000 (the "LC
                     Sublimit") may be utilized for Letters of Credit. The
                     Revolving Credit Borrowing Base shall equal (a) up to 85% of Billed Eligible Accounts Receivable (as defined below) unpaid less than 91 days after the original invoice date, plus (b) the lesser of (i) 85% of Billed Eligible Accounts
                     Receivable which are unpaid at least 91 days but less than 121 days after the original invoice date, and (ii)
                     $1,600,000, plus (c) the lesser of (i) 85% of Unbilled
                     Eligible Accounts and (ii) $3,200,000, minus, (d) reserves for foreign exchange and interest rate derivative exposure and such other reserves as the Agent in its reasonable discretion shall deem appropriate from time to time.
                     Eligible Accounts Receivable shall consist of accounts receivable of the Borrowers that meet customary eligibility criteria specified by the Agent, are not subject to any offset or deduction, are not more than 120 days from invoice date, and not more than 90 days past due. Billed
                     Eligible Accounts shall consist of Eligible Accounts
                     Receivable (a) in respect of which invoices bearing an invoice date contemporaneous with or later than the date of the rendering of the services giving rise to such Eligible
                     Account have been sent to the applicable account debtors and (b) which have not remained outstanding in whole or in part for more than 120 days after the invoice date.
                     Ineligible receivables shall include, but not be limited to: (i) foreign receivables, (ii) receivables from affiliated companies, (iii) contra accounts, (iv) bill and hold accounts, (v) chargebacks, (vi) receivables from individuals and the United States government (except that receivables from the United States government or any agency thereof will not be excluded if the Borrowers comply with the provisions of the Assignment of Claims Act), (vii) receivables from account debtors where the Agent is not satisfied with the credit standing of the account debtors, and (viii) current receivables where more than 50% of the total receivables are greater than 120 days from invoice date or are otherwise deemed to be ineligible receivables.
                     The Agent reserves the right to reduce the advance rate and/or establish reserves at its reasonable discretion during the term of the Revolving Facility.

LETTERS OF CREDIT:   A portion of the Revolving Facility, up to $5,000,000,
                     shall be available for the issuance of Letters of Credit by Fleet. The expiration date of any standby Letter of Credit shall not be

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                       SUMMARY TERMS & CONDITIONS - PAGE 1
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CONFIDENTIAL                                          INTELLIMARK HOLDINGS, INC.
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                     more than 365 days after the date of issuance thereof
                     (although any such Letter of Credit shall be renewable for an additional 365 day period on terms set forth in the applicable letter of credit documentation). No commercial or documentary letter of credit shall have an expiration date of more than 180 days after its date of issuance. No Letter of Credit shall have an expiration date later than five business days prior to the maturity date of the Revolving Facility.

                     Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with its own funds or with proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrowers do not reimburse Fleet, as Issuing Lender, for drawings under any Letter of Credit, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse Fleet, as Issuing Lender, on a pro rata basis.

CLOSING DATE:        As soon as practicable but not later than August 31, 2002.

PURPOSE: To refinance certain existing indebtedness of the IntelliMark Companies, to partially finance IntelliMark's proposed tender offer (the "Citrus Tender Offer") for the shares of capital stock of the public company referred to by IntelliMark as "Citrus" and all of Citrus' subsidiaries (the "Citrus Companies"), to partially finance the subsequent merger of Citrus with a wholly-owned Subsidiary of IntelliMark (the "Citrus Merger"), to support letters of credit and finance capital expenditures, and for working capital and general business purposes.

MATURITY DATE:       The Revolving Facility shall terminate, and all outstanding loans thereunder shall mature and be repaid in full on the fourth anniversary of the Closing Date.

OPTIONAL
PREPAYMENT:          Subject to LIBOR breakage costs, the Revolving Facility may be repaid at any time at the option of the Borrowers.
                     Subject to the satisfaction of applicable conditions, amounts prepaid or repaid under the Revolving Facility may be re-borrowed prior to maturity. The Borrowers shall be permitted to terminate the Revolving Facility upon thirty
                     (30) days prior written notice.

MANDATORY
PREPAYMENTS:         Mandatory prepayments of the Revolving Facility must be
                     made from 100% of the net proceeds of asset sales
                     (excluding sales of inventory in the ordinary course of business and subject to customary exceptions and baskets to be set forth in the loan documentation), 100% of all insurance proceeds.

INTEREST:            At the Borrowers' option, Base Rate and LIBOR Loans will be made available as follows:

                     LIBOR Option: Interest shall be determined for periods ("Interest Periods") of one, two, three or six month maturities being offered (as selected by the Borrowers), and shall be at an annual rate equal to the London Interbank Offered Rate ("LIBOR"), based on Telerate screen quotes, for the corresponding deposits of U.S. Dollars plus the Applicable Interest Margin. Interest will be paid at the end of each Interest Period or monthly, whichever is earlier, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for statutory maximum Regulation D reserve requirements (if any). LIBOR drawings shall require two business days' prior written notice and shall be in minimum amounts of $500,000 and incremental multiples of

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                       SUMMARY TERMS & CONDITIONS - PAGE 2
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CONFIDENTIAL                                          INTELLIMARK HOLDINGS, INC.
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                     $100,000. The Borrowers shall be entitled to LIBOR drawings at Closing only with the Agent's consent. The Borrowers shall not be permitted to have more than five LIBOR drawings outstanding at any time.

                     Base Rate Option: Interest shall be at the Base Rate plus the Applicable Interest Margin. Interest will be calculated on the basis of actual days elapsed in a year of 360 days, payable monthly in arrears. The Base Rate is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus -1/2 of 1% or (b) the Prime Rate of Fleet, as announced from time to time at its head office.



APPLICABLE INTEREST
MARGIN: The interest rate shall be the LIBOR or Base Rate plus the Applicable Margin based upon the Pricing Period as outlined in the chart below:

                                                 Applicable    Applicable Base
                     Pricing Period             LIBOR Margin    Rate Margin

                     Closing through 3/31/03       3.00%          1.50%

                     4/1/03 through 3/31/04        2.75%          1.25%

                     4/1/04 and thereafter         2.25%          0.75%


                     The loan agreement will contain customary provisions protecting the Lenders' yields on the Credit Facility in the event legislation or other regulatory or governmental action, including taxes, adversely affects such yields, or in the event of early termination of LIBOR options.


INTEREST DURING
DEFAULT:             2% above the highest Base Rate Margin otherwise in effect.

COMMITMENT FEE:      $150,000 to be paid to the Agent upon acceptance by the
                     Borrowers of the Agent's commitment. The Agent shall have the right to allocate the commitment fee among the Lenders as the Agent deems appropriate.

STRUCTURING FEE:     $50,000 to be paid to the Agent on the Closing Date. The
                     Agent shall have the right to allocate the closing fee among the Lenders as the Agent deems appropriate.

AGENCY FEE:          $25,000 per annum to be paid to the Agent for its own
                     account, in advance, on the Closing Date, and on each anniversary of the Closing Date.

UNUSED LINE FEE:     The Borrowers shall be required to pay a fee of 0.50% per
                     annum on the unused portion of the committed amount under the Revolving Facility. Such unused line fee shall be shared pro rata among Lenders participating in the Revolving Facility and shall be payable monthly in arrears.


LETTER OF
CREDIT FEES:         The Borrowers shall pay a participation fee on all issued
                     and outstanding Letters of Credit at a per annum rate equal to the Applicable LIBOR Margin. Such participation fee shall be shared pro rata among Lenders and shall be payable monthly in arrears.


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                       SUMMARY TERMS & CONDITIONS - PAGE 3

CONFIDENTIAL                                          INTELLIMARK HOLDINGS, INC.
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                     Customary administrative, issuance, amendment, payment, and negotiation charges shall be payable to Fleet, as Issuing Lender, for its own account.

SECURITY:            The loans under the Revolving Facility will be secured by
                     (i) perfected first priority liens on all of the tangible and intangible assets of the IntelliMark Companies, the Citrus Companies and all future domestic Subsidiaries, including, but not limited to, accounts receivable, inventory, real property, intellectual property, plant and equipment and (ii) a pledge of 100% of the equity of all IntelliMark Companies, all Citrus Companies, and all future domestic Subsidiaries and a pledge of 66% of the equity of all foreign Subsidiaries, provided that the Agent, in its sole discretion, may elect not to perfect its security interests in certain assets or equity of the Borrowers, or to delay perfection of such security interests, if the Agent shall determine, in its sole discretion, that the costs of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby or that additional time is necessary to perfect such security interests (it being understood that no assets or equity of the Borrowers, regardless of whether the Agent has elected to delay or refrain from perfecting its security interest, shall be subject to any other liens or security interests except for certain customary exceptions to be agreed upon).

DOCUMENTATION:       The Credit Facility will be subject to the negotiation,
                     execution and delivery of a definitive credit and security agreement (including schedules, exhibits and ancillary documentation) and related pledge and security agreements, guarantees and other support documentation satisfactory to the Agent and the Lenders (collectively, "Credit
                     Documents"). Such Credit Documents will contain conditions precedent, representations and warranties, affirmative and negative covenants, funding and yield protection provisions
                     (including, without limitation, the adjustment of LIBOR for Regulation D and other reserves and compensation for the cost of compliance with capital adequacy and similar requirements), events of default and other provisions as are described herein and, as may be generally consistent with the current practice of the Agent for facilities of this type or as the Agent and the other Lenders may reasonably determine to be appropriate for transactions of this type, including (without limitation) the conditions precedent and the affirmative and negative covenants described below. The Credit Documents will include pledge and security agreements, lockbox and dominion of account agreements, bank consent agreements, third party consents, intercreditor and subordination agreements, and other customary agreements as shall be requested by the Agent, in each case in form and substance satisfactory to the Agent.
                     The Credit Documents shall be similar in form to those presently existing between the Agent and the IntelliMark
                     Companies, with such changes thereto mutually agreeable to the Agent and the Borrowers to conform the Credit Documents to the terms hereof.

CONDITIONS
PRECEDENT:           The obligation of the Agent and the Lenders to enter into
                     the Credit Documents and make loans and issue Letters of Credit thereunder shall be subject to conditions precedent that are customary for credit facilities and transactions of this type and nature, including, without limitation, the following:

                     1. Credit Documents; Approvals; Opinions. The Borrowers and the Lenders shall have executed and delivered to the Agent all of the Credit Documents, the directors and shareholders (if applicable) of the IntelliMark Companies and the Citrus Companies shall have authorized the execution and delivery of the Credit Documents, the granting of security interests in the collateral, and the borrowing of all Loans and performance of all obligations of the Borrowers thereunder, all necessary third party and governmental authority consents shall have been obtained,

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                       SUMMARY TERMS & CONDITIONS - PAGE 4
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CONFIDENTIAL                                          INTELLIMARK HOLDINGS, INC.
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                           and the Agent shall have received customary legal
                           opinions from counsel to the Borrowers (including counsel to each of the Citrus Companies).

                     2. Additional Capital. IntelliMark shall have received cash proceeds of not less than $13,000,000 from the issuance of additional equity or debt on such terms and subject to such documentation reasonably acceptable to the Agent.

                     3. Citrus Tender Offer; Citrus Merger. IntelliMark shall have entered into a definitive Agreement and Plan of Merger and related shareholder and stock option agreements with Citrus and its principal shareholders, in each case, substantially in the forms of the drafts thereof delivered to the Agent, the holders of not less than 67% of the outstanding shares of Citrus shall have tendered their shares pursuant to the proposed terms of the Citrus Tender Offer on the terms discussed with the Agent, IntelliMark shall have accepted all tendered shares, and no action, proceeding or investigation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, the Citrus Tender Offer or the Citrus Merger.

                     5. No Default or Material Adverse Change. There shall exist no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default under the Credit Documents. Nothing shall have occurred which shall have a material adverse effect on the rights and remedies of the Agent or the other Lenders or on the ability of the Borrowers to perform their obligations under the Credit Documents. There shall have occurred no material adverse change in, and there shall have occurred no material litigation or other development reasonably likely to have a material adverse effect on, the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities, income or prospects of the IntelliMark Companies or the Citrus Companies since April 30, 2002; provided, however, that a material adverse change or effect shall not include any change or effect resulting from or attributable to (i) the announcement or pendency of the Citrus Tender Offer, the Citrus Merger or the transactions contemplated thereby, or (ii) any decrease in the market price of the shares of common stock of Citrus (but not any change or effect underlying such stock price decrease that would otherwise constitute a material adverse change or effect).

                     6. Landlord Waivers. The Borrowers shall use best efforts to obtain satisfactory landlord waivers with respect to IntelliMark's main office in St. Louis, Missouri, and Citrus's main office in Fort Lauderdale, Florida.

                     7. Dominion and Lockbox Accounts. The IntelliMark Companies and the Citrus Companies shall have established and shall maintain satisfactory dominion and/or lockbox accounts at Fleet (or one or more other financial institutions reasonably acceptable to Fleet) for the receipt of all collections for the benefit of the Lenders, with all collected funds to be applied against the outstanding loans under the Revolving Facility; provided that funds collected in a certain account maintained by the Borrowers at Pennsylvania State Bank shall not be required to be applied to the outstanding loans under the Revolving Facility, except on days when the balance of available funds in such account equals or exceeds $50,000. The Borrowers shall have caused all financial institutions where the Borrowers currently maintain bank

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                           accounts to enter into satisfactory blocked account
                           agreements in favor of Fleet providing for all funds received in such accounts to be periodically transferred to Fleet to be applied against the outstanding loans under the Revolving Facility.

                     8. Minimum Excess Availability. On the Closing Date, after giving effect to the borrowing of all initial loans and issuance of all Letters of Credit, and proforma as of the date of closing of the Citrus Merger, the Borrowers shall have excess availability under the Revolving Facility of not less than $2,500,000.

                     9. Solvency Certificate. A certificate from the Chief Financial Officers of each of IntelliMark and Citrus to the effect that, after giving effect to the funding of the initial loans on the Closing Date and the issuance of the new equity or subordinated debt, on a pro-forma basis, the Borrowers are solvent.

                     10. Fees and Expenses. All accrued fees and expenses (including fees and expenses of special counsel to the Agent), as provided under "Expenses" below, shall have been paid.

REPRESENTATIONS
AND WARRANTIES:      Customary for credit agreements for similar secured
                     financings and others appropriate for the Transactions in the judgment of the Agent.

AFFIRMATIVE
COVENANTS:           Customary for credit agreements for similar secured
                     financings, including delivery of financial statements
                     (including annual audited consolidated statements, quarterly management prepared consolidated and consolidating statements, and monthly management prepared consolidated and consolidating statements) reports, accountants' letters, projections (for FYE 12/31/02 through FYE 12/31/04), notices of default, litigation and material events, and other information requested by the Agent;
                     holding of annual bank meeting; payments of obligations;
                     continuation of business and maintenance of existence, rights and privileges; compliance with contractual obligations and laws; maintenance of property and insurance; maintenance of books and records; right of Lenders to inspect property and books and records; right of Agent to conduct period field audits (not less than three times annually with expenses for these field exams not to exceed $30,000 in any calendar year) and other reasonable covenants appropriate for the credit facilities of this type in the judgment of the Agent.

FINANCIAL COVENANTS: Financial covenants shall include, without limitation, the covenants set forth below:

                     (a) Minimum Fixed Charge Coverage. The Borrowers shall maintain a minimum Fixed Charge Coverage Ratio of 1.0:1.0 for the 3-month period ending 9/30/02, the 6-month period ending 12/31/02, the 9-month period ending 3/31/03, and continuing for each rolling 4 quarter period thereafter, measured quarterly.

                     (b) Tangible Capital Base. The Borrowers shall not permit the Tangible Capital Base as of (i) the end of each fiscal quarter during fiscal year 2002 to be less than a number to be determined later, and (ii) the end of each fiscal quarter during each fiscal year thereafter, to be less than the minimum Tangible Capital Base required to be satisfied by the Borrowers as of the last day of the immediately preceding fiscal year plus 25% of the net income (without reduction for losses) of the

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                           Borrowers (determined on a consolidated basis without
                           duplication in accordance with GAAP) for the immediately preceding fiscal year.

NEGATIVE
COVENANTS:           Other negative covenants will include without limitation,
                     restrictions on indebtedness and other liabilities, prohibition on liens in favor of parties other than the Agent and the Lenders, prohibition against the payment of dividends and distributions, limitations on contingent obligations, restrictions on investments, mergers, acquisitions and asset sales, restrictions on transactions with Affiliates, restrictions on the payment of management fees, restrictions on the creation of subsidiaries, restrictions on advances to foreign subs, limitations on guarantees, loans and advances, leases, negative pledges, consolidations, sales and leasebacks, and other reasonable and customary covenants. In addition, (A) payments of subordinated debt and repurchase of securities held by Charlesbank Capital Partners LLC (and its affiliates) will be prohibited unless, at the time of and after giving effect to such payments and repurchases, (i) no Event of Default under the Credit Documents shall have occurred and be continuing, (ii) the Borrowers shall be in pro forma compliance with the financial covenants contained in the Credit Documents, and (iii) the Borrowers shall have excess availability under the Revolving Facility of at least
                     $3,000,000, and (B) the repurchase of securities held by former employees of the Borrowers will be permitted on the same terms as contained in the Credit Documents presently existing between the Agent and the IntelliMark Companies.

EVENTS OF DEFAULT:   Customary for credit agreements of this nature, including
                     but not limited to: failure to pay principal or interest;
                     materially inaccurate or false representations or warranties; failure to meet covenants; cross default to other indebtedness; failure to observe terms of the credit agreement; bankruptcy; insolvency; material ERISA violations; judgments; change in control; failure to comply with material environmental and other laws, rules and regulations; failure to maintain all material applicable permits, licenses and certifications necessary to operate the Borrowers' businesses.

REQUIRED LENDERS:    To be determined.

ASSIGNMENTS:         The Lenders shall be permitted to assign and sell
                     participations in their Loans and commitments, subject, in the case of assignments, to the consent of the Agent, and, so long as no Event of Default shall have occurred, the Borrowers (provided that the Borrowers' consent shall not be unreasonably withheld). The Agent shall consult with the Borrowers in connection with any proposed assignment but the Borrowers' consent shall not be acquired as a condition thereto. Non-pro rata assignments shall be permitted.
                     Voting rights of participants will be subject to customary limitations. Any such assignment shall be subject to the payment to the Agent of a $3,500 processing and recordation fee. The Agent and the Lenders shall have the right to disclose to prospective lenders any and all information regarding the Borrowers or the Acquired Businesses which has now or may hereafter be provided to or obtained by the Agent or the Lenders, subject to customary confidentiality provisions.

INDEMNIFICATION:     The Borrowers will indemnify the Agent and the Lenders
                     against losses, liabilities, claims, damages, or expenses relating to the Credit Facilities, the Borrowers' use of the loan proceeds or commitments, or the Borrowers generally, including but not limited to reasonable counsel fees and settlement costs, unless as a result of the Agent's or any Lender's gross negligence or willful misconduct.

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EXPENSES:            The Borrowers shall pay all of the Agent's reasonable
                     out-of-pocket costs and expenses in connection with this transaction, including, without limitation, the reasonable fees and expenses of counsel to the Agent and Fleet. The Borrowers' obligations to pay such costs and expenses shall not be limited to the amount of any deposits delivered to the Agent by the Borrowers.

COUNSEL TO THE
AGENT FCC AND
FLEET:               Palmer & Dodge LLP.

GOVERNING LAW:       Massachusetts.






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